SECURITIES AND EXCHANGE COMMISSION
Washington, DC 10549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2006

Clarion Technologies, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-24690 (Commission File No.)	91-1407411 (IRS Employer Identification No.)

5041 68th Street SE Caledonia, Michigan (Address of Principal Executive Offices)	49316 (Zip Code)

616-233-6680
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Effective on December 11, 2006, William Beckman, the Company’s President, resigned, and Steven Olmstead, the Company’s Chief Executive Officer, was appointed President. Effective as of that date, Jeffrey Gillesse, the Company’s Chief Financial Officer, was also appointed Chief Restructuring Officer, and John Brownlow, formerly the Company’s Vice President of Sales, was named Vice President of Operations.

Mr. Olmstead, 53, has served as a Director of the Company since April 2002 and has served as the Company’s Chief Executive Officer since November 21, 2006. Mr. Olmstead was employed as a certified public accountant for nine years by Arthur Young & Company, focusing primarily on audit services. In 1985, Mr. Olmstead became the Vice President of Finance and Treasurer and a member of the board of directors of Indian Head Industries, Inc., a manufacturer of interior trim and engine sealing components for the automobile industry and of brake system components for the heavy duty truck industry with six plants, including operations in Canada and Europe, with annual revenues of approximately $110 million. In 1993, Mr. Olmstead became a partner in a management consulting practice specializing in turnaround management of financially troubled businesses. Since 1997, Mr. Olmstead has operated as a self-employed consultant serving in numerous capacities for several companies, including interim president and chief executive officer and chief operating officer. Mr. Olmstead received an MBA from The University of Michigan with emphasis in finance and accounting and a BBA from Western Michigan University in finance and economics. Mr. Olmstead has also provided consulting services to the Company relating to financial restructuring and operations.

Mr. Gillesse is 52 years old and has served as the Company’s Chief Financial Officer since September 18, 2006. From April 2006 to August 2006, Mr. Gillesse served as Vice President and Chief Financial Officer of Performance Transportation Services, Inc., an automotive transporter. From 2001 to 2006, Mr. Gillesse served as Chief Financial Officer and, from 2003 to 2006 also as Chief Operating Officer, of Bliss Clearing Niagara, Inc., an aftermarket parts manufacturer for stamping presses. Mr. Gillesse’s career since 1990 has been focused on the provision of business recovery services to distressed enterprises, conducting business valuations, and litigation support. Mr. Gillesse obtained a B.S. in Accounting from Ferris State University and is a certified public accountant.

Mr. Brownlow is 43 years old and has served as the Company’s Vice President of Sales since September 2001. From June 2001 to September 2001, Mr. Brownlow served briefly as Plant Manager for the Company’s Caledonia Manufacturing Facility. Mr. Brownlow served as the Director of Corporate Purchasing from November 2000 until March 2001. Mr. Brownlow started with the Company in June 2000 as the Managing Director of the Heavy Truck Business Unit. Prior to his employment with the Company, Mr. Brownlow served as General Manager of Progressive Metal Manufacturing in Ferndale, Michigan. Mr. Brownlow obtained a B.A. in Economics/Management from Albion College.

None of Mr. Olmstead, Mr. Gillesse or Mr. Brownlow have “family relationships,” as defined in Item 404(d) of Regulation S-K, with any director or executive officer of the Company. There are no arrangements or understandings between them and any other person pursuant to which they were selected as officers. Since the beginning of the fiscal year, there has not been any transaction and there is no currently proposed transaction, or series of similar transactions, involving Mr. Olmstead, Mr. Gillesse or Mr. Brownlow, or deemed to involve any of them, of the type described in Item 404(a) of SEC Regulation S-K.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 15, 2006	CLARION TECHNOLOGIES, INC. By: /s/ Jeff Gillesse —————————————— Jeff Gillesse Chief Financial Officer